ADVISORY AGREEMENT
This Advisory Agreement (the "Agreement") is entered into as of the date signed below by TECOGEN INC., a Delaware corporation ("Tecogen" and, together with its subsidiaries, the "Company"), and John N. Hatsopoulos (the "Advisor").
1.Service as an Advisor. The Advisor hereby resigns from all officer positions with the Company effective on June 30, 2018 or the date of the 2018 Annual Meeting of Shareholders of Tecogen, whichever is sooner. Such action is entirely voluntary on the part of the Advisor. The Advisor shall remain as an employee of Tecogen and shall perform such advisory tasks as shall be reasonably requested by the Board of Directors of Tecogen or its chief executive officer. The Advisor shall not be required to spend any specific amount of time in his advisory capacity. It is anticipated that the Advisor’s activities will largely consist of assisting in Company financings and investor relations. In addition, Advisor shall be invited to attend all Board of Directors’ meetings. After the effective date of his resignation, the Advisor will be referred to as “Chairman Emeritus” of Tecogen as an honorary title. The Advisor shall at all times act in a manner that he believes will be in the best interests of the Company.
2.    Term. This Agreement may be terminated at any time by either party with or without cause, provided that the Company may terminate this Agreement only with the prior approval of the Tecogen Board of Directors. If Tecogen terminates this Agreement, Tecogen shall continue to make available to the Advisor, at no cost to the Advisor, all of the employee benefits he was receiving prior to termination for a period ending at the later of three years from the effective date of his resignation as an officer of Tecogen or one year after termination by Tecogen. The provisions of Sections 6 through 9 of this Agreement shall survive termination. Upon termination by either party, Tecogen shall promptly pay to the Advisor all accrued compensation and shall reimburse all of his reimbursable expenses incurred through termination.
3.    Compensation. Until termination of this Agreement, Tecogen shall provide to Advisor the benefits described on Schedule 1 to this Agreement as his sole compensation hereunder.
4.    Expenses. The Company agrees to reimburse the Advisor promptly for reasonable out-of-pocket expenses incurred in connection with the Advisor's services. It is anticipated that the Advisor will travel on Company business from time to time, such travel to be in accordance with guidelines specified by the chief executive officer of Tecogen. Unless otherwise specified in writing by such chief executive officer, the Advisor shall be entitled to take two trips to Europe and three to the continental United States per calendar year on Company business during the term of this Agreement. The Advisor shall retain appropriate documentation of all business expenses, such as receipts and travel documents, and submit them to the Company within 90 days of incurring them.
5.    Rights and Obligations of Advisor. Advisor acknowledges and agrees that he may be considered an “insider” of the Company. The Advisor understands that he must comply with all applicable securities laws and will continue to be bound by the Company’s policies on insider trading and its Code of Business Conduct and Ethics.
6.    Covenants.
6.1    The parties acknowledge that this Agreement has no effect on the Advisor’s role as a director of American DG Energy, Inc. and Ultera Technologies, Inc.
6.2    After the effective date of his resignation as an officer of Tecogen, the Advisor shall have no power or authority to bind the Company or its affiliates in any respect that is inconsistent with his status of not being an officer of the Company. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.

7.    Confidential Information; Developments; Mutual Agreements.

7.1    The Advisor shall keep confidential and not use for his own benefit any trade secrets or other confidential information of the Company.
7.2    The Company shall own all right, title and interest relating to all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Advisor or jointly with others in the course of the Advisor's performance of services under this Agreement or using the Company's confidential information or property (collectively, "Developments"). The Advisor hereby assigns all Developments to Tecogen.
8.    Mutual Releases; Indemnification. The Advisor hereby releases the Company and its directors and officers from all claims he may have arising from his service as an officer and director of the Company. The Company hereby releases the Advisor from all claims it may have arising from the Advisor’s service as an officer and director of the Company. The Advisor shall continue to be entitled to all indemnification obligations of the Company, under its charter, bylaws or other agreements, as if he continued to be an officer and director of the Company.
9.    Publicity. The Company shall have the right to use the name, biography and picture of the Advisor on the Company's website, marketing and advertising materials consistent with past practice.
10.    No Conflicts. The Advisor represents and warrants to the Company that the Advisor is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound.
11.    Notices. All notices under this Agreement must be given in writing by first class mail, return receipt requested, recognized overnight delivery service, or in a .pdf version via receipted email at the addresses indicated in this Agreement or any other address designated in writing by either party in accordance with this Section 11.
Notice to Tecogen:
Tecogen, Inc.
45 First Avenue
Waltham, MA 02451
Attention: CEO
Notice to the Advisor: To the address set forth below or to such other address(es) supplied to the Company by the Advisor from time to time.
12.    Entire Agreement; Amendments; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. This Agreement may be executed and delivered by an email of a scanned signed copy of this Agreement in any number of counterparts, each of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the following date.
Dated: January __, 2018

TECOGEN INC. By:_____________________ Name: Bonnie Brown Title: CAO	__________________ John N. Hatsopoulos Address: _________________________ _________________________